Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources Announces Forbearance Agreements with Senior Lenders

Houston, TX – February 2, 2015 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it has entered into (i) a forbearance agreement (the “First Lien Forbearance Agreement”) with all of the holders of notes (the “First Lien Notes”) in the amount of $54.6 million issued under that certain Indenture dated as of November 22, 2013 (the “First Lien Indenture”), by and among the Company and its subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (the “First Lien Trustee”); and (ii) a forbearance agreement (the “Second Lien Forbearance Agreement”) with 75% or more of the holders of notes (the “Second Lien Notes”) in the amount of $125.2 million issued under that certain Indenture dated as of July 12, 2011, as supplemented or amended (the “Second Lien Indenture”), by and among the Company and its subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Second Lien Trustee”).

Pursuant to the terms of the First Lien Forbearance Agreement, the holders of the First Lien Notes (the “First Lien Lenders”) will forbear from exercising any rights or remedies that the First Lien Lenders or the First Lien Trustee may have against the Company under the First Lien Indenture until the earlier of March 16, 2015 or the occurrence of an event of default within the meaning of the First Lien Forbearance Agreement (the “Forbearance Period”).

Under the terms of the First Lien Forbearance Agreement, Saratoga will pay, by February 2, 2015, the accrued and unpaid interest, with interest at the default rate, originally scheduled to be paid on December 31, 2014.

The Second Lien Forbearance Agreement is substantially identical to the First Lien Forbearance Agreement except that Saratoga is not required under the Second Lien Forbearance Agreement to pay, during the Forbearance Period, the scheduled January 1, 2015 interest payment.

Under the Second Lien Indenture, action by holders of at least 25% in aggregate principal amount of the Second Lien Notes is required to declare the notes due and payable under the Second Lien Indenture. The Second Lien Forbearance Agreement has been executed by holders of more than 75% in principal amount of the Second Lien Notes.  Those holders have agreed that they will not take any steps to enforce any rights of the Second Lien Trustee or the Second Lien Lenders during the Forbearance Period.

As previously disclosed, the interest payments scheduled to be made on December 31, 2014, with respect to the First Lien Notes, and January 1, 2015, with respect to the Second Lien Notes, were not made on those dates.  However, the interest payments are not in default under the applicable indentures until 30 days after the scheduled payment dates.

With the steep drop in oil prices over recent months, Saratoga is focused on implementing substantial cost reductions to support operations pending a rebound in prices.  Significant cost savings have already been realized through such efforts with further cuts targeted. The Company is focused on working with its lenders to address operational and liquidity concerns with a view to improving profitability and ultimately repaying its outstanding notes.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover approximately 52,000 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding potential cost savings, results of specific operations and future ability to achieve profitability under existing market conditions, ability to meet future interest payment obligations, ability to satisfy the terms of the forbearance agreements and/or secure extensions of the same or otherwise assure ongoing compliance with various debt obligations, among others. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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